EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirty-nine weeks ended

	Sept. 28,	Sept. 29,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$943,124	$790,500
Add interest portion of rental expense	44,171	40,509

Available earnings before cumulative effect of a change in accounting principle	$987,295	$831,009

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding
Weyerhaeuser Real Estate Company and other related subsidiaries	$601,833	$557,547
Weyerhaeuser Real Estate Company and other related subsidiaries	39,978	38,693

Subtotal	641,811	596,240
Less intercompany interest	34	(712)

Total interest expense incurred	641,845	595,528

Amortization of debt expense	10,783	56,271

Rental expense:
Weyerhaeuser Company and subsidiaries excluding
Weyerhaeuser Real Estate Company and other related subsidiaries	123,211	113,756
Weyerhaeuser Real Estate Company and other related subsidiaries	9,302	7,771

	132,513	121,527

Interest portion of rental expense	44,171	40,509

Total fixed charges	$696,799	$692,308

Ratio of earnings to fixed charges	1.42	1.20

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirty-nine weeks ended

	Sept. 28,	Sept. 29,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$896,399	$754,788
Add interest portion of rental expense	41,070	37,919

	937,469	792,707

Deduct undistributed earnings of equity affiliates	(6,963)	(8,519)

Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:
Deduct pretax earnings	(283,113)	(254,835)
Add back dividends paid to Weyerhaeuser	—	75,000

Undistributed earnings	(283,113)	(179,835)

Available earnings before cumulative effect of a change in accounting principle	$647,393	$604,353

Fixed charges:
Interest expense incurred	$601,833	$557,547
Amortization of debt expense	10,783	56,271
Interest portion of rental expense	41,070	37,919

Total fixed charges	$653,686	$651,737

Ratio of earnings to fixed charges	0.99[1]	0.93[1]

[1] Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $6 million for the thirty-nine weeks ended September 28, 2003, and approximately $47 million for the thirty-nine weeks ended September 29, 2002.